CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement Form S-8 No. 333-36933 pertaining to the Specialty Care Network, Inc. 1996 Equity Compensation Plan of our reports dated March 20, 1998 with respect to the consolidated financial statements and schedule of Specialty Care Network, Inc. and subsidiary and February 13, 1998 with respect to the financial statements of Reconstructive Orthopaedic Associates II, P.C. (successor to Reconstructive Orthopaedic Associates, Inc.) included in the Annual Report on Form 10-K of Specialty Care Network, Inc. for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                            /s/ ERNST & YOUNG LLP
                                                -----------------
                                                Ernst & Young LLP

Denver, Colorado
March 27, 1998